Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Share Option Amended and Restated Share Option and RSU Plan of Ceragon Networks Ltd. of our reports dated April 3, 2013, with respect to the consolidated financial statements of Ceragon Networks Ltd., and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

/s/
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
April 14, 2013	A Member of Ernst & Young Global